Exhibit 99.1

[GoAmerica letterhead]

CONTACT:

Investor Relations
GoAmerica
Voice: 201-996-1717
investors@goamerica.com

GOAMERICA® REPORTS IMPROVED FINANCIAL RESULTS AND
PROGRESS ON ITS VIDEO RELAY PLANS

Q2 Revenues Rise, Continued Reductions in Net Losses and Cash Use

HACKENSACK, NJ, August 14, 2006 -- GoAmerica, Inc. (NASDAQ: GOAM), a leading provider of online and wireless relay services, today announced results for the second quarter ended June 30, 2006.

Total revenue for the three months ended June 30, 2006 increased by 48% to approximately $4 million, compared to total revenue in the previous quarter of approximately $2.7 million; representing an increase of 110% compared to total revenue of approximately $1.9 million in the second quarter of 2005.

Net loss decreased by 66% to approximately $366,000, or $0.16 per diluted common share, compared with a net loss of $1.1 million, or $0.46 per diluted common share in the previous quarter, and a net loss of approximately $1.0 million, or $0.49 per diluted common share during the second quarter of 2005. The net loss for the quarter ended March 31, 2006 included approximately $419,000 in terminated merger costs.

As of June 30, 2006, GoAmerica had approximately $4 million in cash and cash equivalents, compared to $4.3 million as of March 31, 2006.

Second quarter revenue growth resulted from a combination of two factors: continued growth in the Company's i711® relay and wireless divisions, and the Company’s recent certification by the Federal Communications Commission (FCC), which enabled GoAmerica to fully recognize revenues associated with its relay services.

Prior to becoming certified, GoAmerica recognized only a portion of the revenue it generated through its i711 relay service because it was submitting minutes for payment through its business partner, Nordia, Inc. Nordia, which is also a certified relay provider, would submit i711 relay service minutes to the Interstate Telecommunications Relay Service (TRS) Fund on GoAmerica’s behalf. Under this arrangement, Nordia received the reimbursement and paid GoAmerica its share of the revenue.

"Our bottom line results continued to improve over last quarter, and this is perhaps the most meaningful measure of our progress," said Dan Luis, CEO of GoAmerica. “Growth in our wireless and relay operations are the primary drivers behind this trend, a trend we're optimistic will continue.”

Summary of Key Second Quarter Developments

•	Introduced i711 Wireless for BlackBerry handhelds - On May 2, 2006, GoAmerica broadened access to its text-based relay service by introducing i711 Wireless for BlackBerry handheld users.

•	Former AT&T Relay Executive Joins Board of Directors - On June 1, 2006, GoAmerica announced that it had appointed D. Sue Decker, a former executive at AT&T relay, to its Board of Directors.

•
FCC Certification - On June 13, 2006, GoAmerica announced that the FCC had certified the Company to provide IP and video relay services nationwide. The certification makes the Company eligible for direct compensation from the Interstate TRS Fund.

Progress Report on Video Relay Developments

"While we broadened access to our text-based relay services this quarter, we've also been working against an aggressive timetable for delivering a video relay solution, which we expect to introduce in the fourth quarter," said Dan Luis, CEO of GoAmerica. "When we launch i711 VRS, we will offer a service that reflects the ease-of-use and quality that have made our text-based i711 relay services popular in the marketplace.”

About i711.com Text Relay Services
i711.com offers text-based TRS calling via the Internet, often called "IP relay".  Deaf callers use a Web-enabled computer or wireless handheld device to place calls, which are connected to a relay operator.  The relay operator calls the voice number and then verbally speaks the text message typed by the deaf caller to the hearing recipient and types the hearing party’s responses back to the deaf party.

TRS is a free service to all callers.  TRS providers -- such as the Company -- receive reimbursement from a pool of funds, collected from telephone carriers by the FCC and administered by the National Exchange Carriers Association (NECA), based on the number of “conversational” minutes handled by each provider.

About Video Relay Services

Video Relay Service (VRS) is an Internet-based form of TRS which enables Deaf callers to use video conferencing equipment and/or software to place calls to hearing parties through a relay operator who, in this case, is a professionally trained sign language interpreter. The sign language interpreter calls the number of the hearing party and then verbally speaks the message to the hearing recipient as signed by the Deaf caller. The interpreter then uses sign language to communicate the hearing caller's response back to the Deaf caller. VRS is a free service to all callers is and is also reimbursable to service providers from the TRS Fund.

About GoAmerica
GoAmerica provides a wide range of wireless, relay and prepaid communications services, customized for people who are deaf, hard-of-hearing or speech impaired. The Company's vision is to improve the quality of life of its customers by being their premier provider of innovative communication services. For more information on the Company or its services, visit http://www.goamerica.com or contact GoAmerica directly at TTY 201-527-1520, voice 201-996-1717 or via Internet relay by visiting http://www.i711.com.

Safe Harbor
The statements contained in this news release that are not based on historical fact (including the statements regarding the Company’s bottom line trend and the Company’s proposed launch of i711 VRS) are "forward-looking statements" that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of forward-looking terminology such as "may", "will", "expect", "estimate", "anticipate", "continue", or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve risks and uncertainties, including, but not limited to those of GoAmerica including:  (i) our limited operating history; (ii) our ability to respond to the rapid technological change of the wireless data industry and offer new services; (iii) our dependence on wireless carrier networks; (iv) our ability to respond to increased competition in the wireless data industry; (v) our ability to integrate acquired businesses and technologies; (vi) our ability to generate revenue growth; (vii) our ability to increase or maintain gross margins, profitability, liquidity and capital resources; (viii) difficulties inherent in predicting the outcome of regulatory processes; and (ix) our limited experience in offering prepaid calling cards.  Such risks and others are more fully described in the Risk Factors set forth in our filings with the Securities and Exchange Commission.  Our actual results could differ materially from the results expressed in, or implied by, such forward-looking statements. GoAmerica is not obligated to update and does not undertake to update any of its forward looking statements made in this press release. Each reference in this news release to “GoAmerica”, the “Company” or “We”, or any variation thereof, is a reference to GoAmerica, Inc. and its subsidiaries.  “GoAmerica” and "i711" are registered trademarks of GoAmerica.  “i711.com”, "i711 Wireless", "ClickRelay" and “Clear Mobile” are trademarks, and “Relay and Beyond” is a service mark of GoAmerica.  Other names may be trademarks of their respective owners.

GOAMERICA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2006	December 31, 2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents.	$3,915	$4,804
Accounts receivable, net.	1,967	1,154
Merchandise inventories, net.	238	161
Prepaid expenses and other current assets.	659	135
Total current assets.	6,779	6,254

Other assets.	6,642	7,821
Total assets	$13,421	$14,075

Liabilities and stockholders' equity
Current liabilities:
Accounts payable.	$735	$765
Accrued expenses.	1,282	676
Deferred revenue.	97	92
Other current liabilities.	20	19
Total current liabilities.	2,134	1,552

Other liabilities.	20	25

Stockholders' equity .	11,267	12,498
	$13,421	$14,075

GOAMERICA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Subscriber	$316	$632	$606	$1,419
Prepaid services	1,645	534	2,750	1,425
Relay services	1,361	312	1,828	445
Commissions	659	291	1,486	294
Equipment	51	139	101	241
Other	1	--	3	112
	4,033	1,908	6,774	3,936
Costs and expenses:
Cost of subscriber airtime	166	234	305	519
Cost of equipment revenue	122	193	202	298
Cost of network operations	19	71	52	165
Cost of relay services	647	--	692	--
Cost of prepaid services	1,662	581	2,778	1,411
Sales and marketing	479	342	1,021	453
General and administrative	1,116	1,108	2,305	2,352
Research and development	100	105	233	159
Depreciation and amortization	131	126	299	256
Amortization of other intangibles	--	221	--	442
	4,442	2,981	7,887	6,055
Loss from operations	(409)	(1,073)	(1,113)	(2,119)

Other income (expense):
Terminated merger costst	(12)	--	(431)	--
Interest income (expense), net	55	38	100	76

Total other income (expense), net	43	38	(331)	76

Net loss	$(366)	$(1,035)	$(1,444)	$(2,043)

Basic net loss per share	$(0.16)	$(0.49)	$(0.62)	$(0.98)
Diluted net loss per share	$(0.16)	$(0.49)	$(0.62)	$(0.98)

Weighted average shares used in computation of basic net loss per share	2,338,451	2,093,451	2,338,451	2,093,441
Weighted average shares used in computation of diluted net loss per share	2,338,451	2,093,451	2,338,451	2,093,441